Code Green Apparel Corp. 8-K

Exhibit 10.1

PROMISSORY NOTE

US $200,000	June 23, 2016

NOW THEREFORE FOR VALUE RECEIVED, the undersigned, Code Green Apparel Corp., a Nevada corporation (“Code Green”), hereby promises to pay to the order of 10Star LLC, a Texas limited liability company (“10Star”), the principal sum of Two Hundred Thousand Dollars ($200,000)(the “Principal”), in lawful money of the United States of America, which shall be legal tender, bearing interest and payable as provided herein. This Promissory Note (this “Note” or “Promissory Note”) has an effective date of June 23, 2016 (the “Effective Date”). This Note is entered into in order to evidence amounts owed by Code Green to 10Star pursuant to the terms of that certain Asset Purchase Agreement by and between Code Green and 10Star dated June 23, 2016 (the “Asset Purchase Agreement”). Certain capitalized terms used herein but not otherwise defined have the meanings given to such terms in the Asset Purchase Agreement.

1.

Interest on the Principal amount of this Note shall be computed on the basis of a 365-day year, shall accrue on the actual number of days elapsed for any whole or partial month in which interest is being calculated, shall accrue at a rate of ten percent (10%) per annum, compounded monthly in arrears (“Interest”), and shall accrue until and be payable at Maturity, if not paid earlier as result of the Gross Profit Payments described below. All past-due Principal and Interest shall bear interest at the rate of twelve percent (12%) per annum until paid in full (the “Default Rate”). This Note (including all Principal and Interest) is payable on June 23, 2018, the “Maturity Date”.

2.

This Note may be prepaid in whole or in part, at any time and from time to time, without premium or penalty (each a “Prepayment”).

3.

Until the earlier of (a) the Maturity Date, at which time the balance of Principal and accrued and unpaid Interest hereon shall be due and payable in full; and (b) the date this Note is paid in full, Code Green shall pay 10Star fifty percent (50%) of the Gross Profits generated by Code Green for the “On the Border”, “Sports Clips” and “7-Eleven” accounts (the “Gross Profit Payments” and the “Applicable Accounts”). The Gross Profit Payments shall be paid in cash no later than the end of the calendar month following the month during which Code Green has generated such Gross Profits and received payment of such applicable underlying sales, or part thereof, unless otherwise agreed between Code Green and 10Star. “Gross Profit” means: (x) the total gross revenues of Code Green derived from the Applicable Accounts, less (y) (i) cost of goods sold, (ii) returns, (iii) discounts, (iv) adjustments, and (v) allowances, and those other items that are customarily subtracted from total gross revenue to determine gross profit in accordance with generally accepted accounting principles (“GAAP”). Gross Profit shall be determined in good faith by the principal accounting officer of Code Green, based upon (A) GAAP, and (B) Code Green’s financial statements prepared in accordance with GAAP consistent with past practice to the extent permissible and practicable. 10Star shall have the right to review any documents related to the calculation of Gross Profit for a specified period and to receive a written explanation of how Gross Profit was determined for any specified period.

4.

Each Prepayment and each Gross Profit Payment made hereunder shall be credited first to accrued Interest and second to Principal.

5.

If any payment of Principal or Interest on this Note shall become due on a Saturday, Sunday or any other day on which national banks are not open for business, such payment shall be made on the next succeeding business day.

6.

This Note shall be binding upon Code Green and its successors and assigns and inure to the benefit of 10Star and 10Star’s successors and assigns.

7.

No provision of this Note shall alter or impair the obligation of Code Green to pay the Principal of and Interest on this Note at the times, places and rates, and in the coin or currency, herein prescribed.

8.

Code Green will do or cause to be done all things reasonably necessary to preserve and keep in full force and effect its corporate existence, rights and franchises and comply with all laws applicable to Code Green, except where the failure to comply could not reasonably be expected to have a material adverse effect on Code Green.

9.

Notwithstanding anything to the contrary in this Note or any other agreement entered into in connection herewith, whether now existing or hereafter arising and whether written or oral, it is agreed that the aggregate of all Interest and any other charges constituting Interest, or adjudicated as constituting Interest, and contracted for, chargeable or receivable under this Note shall under no circumstances exceed the Maximum Rate (as defined below).

10.

If an Event of Default (as defined herein or below) occurs (unless all Events of Default have been cured or waived by 10Star), 10Star may, by written notice to Code Green, declare the Principal amount then outstanding of, and the accrued Interest (if any) and all other amounts payable on, this Note to be immediately due and payable. The following events and/or any other Events of Default defined elsewhere in this Note are “Events of Default” under this Note:

(a)

Code Green shall fail to pay, when and as due, the Principal, Interest or Gross Profit Payments payable hereunder (if any) within ten (10) days from the due date of such payment; or

(b)

Code Green shall have breached in any material respect any covenant in this Note, and, with respect to breaches capable of being cured, such breach shall not have been cured within thirty (30) days following the occurrence of such breach; or

(c)

Code Green shall: (i) make an assignment for the benefit of creditors, file a petition in bankruptcy, petition or apply to any tribunal for the appointment of a custodian, receiver or a trustee for it or a substantial portion of its assets; (ii) commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation or statute of any jurisdiction, whether now or hereafter in effect; (iii) have filed against it any such petition or application in which an order for relief is entered or which remains undismissed for a period of ninety (90) days or more; (iv) indicate its consent to, approval of or acquiescence in any such petition, application, proceeding or order for relief or the appointment of a custodian, receiver or trustee for it or a substantial portion of its assets; or (v) suffer any such custodianship, receivership or trusteeship to continue undischarged for a period of ninety (90) days or more; or

(d)

Code Green shall take any action authorizing, or in furtherance of, any of the foregoing.

11.

In case any one or more Events of Default shall occur and be continuing, 10Star may proceed to protect and enforce its rights by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or for an injunction against a violation of any of the terms hereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise. In case of a default in the payment of any Principal of or premium, if any, or Interest on this Note, Code Green will pay to 10Star such further amount as shall be sufficient to cover the reasonable cost and expenses of collection, including, without limitation, reasonable attorneys’ fees, expenses and disbursements. No course of dealing and no delay on the part of 10Star in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice 10Star’s rights, powers or remedies. No right, power or remedy conferred by this Note upon 10Star shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise.

12.

If from any circumstance any holder of this Note shall ever receive Interest or any other charges constituting Interest, or adjudicated as constituting Interest, the amount, if any, which would exceed the Maximum Rate shall be applied to the reduction of the Principal amount owing on this Note, and not to the payment of Interest; or if such excessive Interest exceeds the unpaid balance of Principal hereof, the amount of such excessive Interest that exceeds the unpaid balance of Principal hereof shall be refunded to Code Green. In determining whether or not the Interest paid or payable exceeds the Maximum Rate, to the extent permitted by applicable law (i) any non-Principal payment shall be characterized as an expense, fee or premium rather than as Interest; and (ii) all Interest at any time contracted for, charged, received or preserved in connection herewith shall be amortized, prorated, allocated and spread in equal parts during the period of the full stated term of this Note. The term “Maximum Rate” shall mean the maximum rate of Interest allowed by applicable federal or state law.

13.

It is the intention of the parties hereto that the terms and provisions of this Note are to be construed in accordance with and governed by the laws of the State of Texas, except as such laws may be preempted by any federal law controlling the rate of Interest which may be charged on account of this Note. The parties hereby consent and agree that, in any actions predicated upon this Note, venue is properly laid in Texas and that the courts in and for Tarrant County, Texas, shall have full subject matter and personal jurisdiction over the parties to determine all issues arising out of or in connection with the execution and enforcement of this Note.

14.

Anything else in this Note to the contrary notwithstanding, in any action arising out of this Agreement, the prevailing party shall be entitled to collect from the non-prevailing party all of its attorneys’ fees. For the purposes of this Note, the party who receives or is awarded a substantial portion of the damages or claims sought in any proceeding shall be deemed the “prevailing” party and attorneys’ fees shall mean the reasonable fees charged by an attorney or a law firm for legal services and the services of any legal assistants, and costs of litigation, including, but not limited to, fees and costs at trial and appellate levels.

15.

Every provision of this Note is intended to be severable. If, in any jurisdiction, any term or provision hereof is determined to be invalid or unenforceable, (a) the remaining terms and provisions hereof shall be unimpaired, (b) any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such term or provision in any other jurisdiction, and (c) the invalid or unenforceable term or provision shall, for purposes of such jurisdiction, be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. If a court of competent jurisdiction determines that any covenant or restriction or portion thereof, set forth in this Note is unreasonable or unenforceable, the court shall reduce or modify such covenants or restrictions to those which it deems reasonable and enforceable under the circumstances and, as so reduced or modified, the parties hereto agree that such covenants and restrictions shall remain in full force and effect as so modified. In the event a court of competent jurisdiction determines that any provision of this Note is invalid or against public policy and cannot be so reduced or modified so as to be made enforceable, the remaining provisions of this Note shall not be affected thereby, and shall remain in full force and effect.

16.

No modification, amendment, addition to, or termination of this Note, nor waiver of any of its provisions, shall be valid or enforceable unless in writing and signed by all the parties hereto.

17.

The Note constitutes the entire agreement of the parties regarding the matters contemplated herein, or related thereto, and supersedes all prior and contemporaneous agreements, and understandings of the parties in connection therewith, except for the Asset Purchase Agreement and the exhibits thereto.

18.

This Note and the repayment of this Note shall be unsecured by Code Green and 10Star shall have no rights to any collateral or security interests in connection herewith or the payment of this Note.

[Remainder of page left intentionally blank. Signature page follows.]

IN WITNESS WHEREOF, Code Green has duly executed this Promissory Note as of the day and year first above written, with an Effective Date as provided above.

“Code Green”

Code Green Apparel Corp.
(A Nevada Corporation)

/s/ George J. Powell, III
George J. Powell, III
Chief Executive Officer